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                                                                   EXHIBIT 10.24

                              SEPARATION AGREEMENT


         THIS SEPARATION AGREEMENT (the "Agreement") is made and entered into as of December 22, 2000 by and between First Horizon Pharmaceuticals Corporation, a Delaware corporation (the "Company") and Gregory P. Hauck, an individual residing in the state of Georgia (referred to herein as "Executive").


                                  W I T N E S S E T H:

         WHEREAS, the Company and the Executive entered into an Employment Agreement dated January 1, 2000 (the "Employment Agreement") pursuant to which Executive has served as Vice President of Developed Products of the Company; and

         WHEREAS, Executive has determined that it is in his best interests to resign as Vice President of Developed Products so as to allow his pursuit of other interests; and

         WHEREAS, the Company and Executive wish to create a new understanding as to the benefits and obligations that will be provided to and expected of Executive following his separation from service with the Company and to that end desire that the terms set forth in this Agreement shall supercede the term governing termination of employment which are set forth in the Employment Agreement;

         NOW, THEREFORE, it is agreed by and between the Company and Executive as follows:

         1. Resignation. Executive hereby agrees to resign as Vice President of Developed Products and as Secretary of the Company, and to also resign from any and all other positions held by Executive with the Company, including, but not limited to, as a director of the Company or any subsidiary of the Company, all effective as of January 1, 2001 (the "Separation Date").

         2. Compensation. The Company will, in consideration for Executive's resignation and his agreement to abide by the restrictions and non-compete provisions contained in this Agreement, but subject to the limitation set forth in Subsection 2(f), cause the Company, following Executive's resignation, to pay or provide to or on behalf of Executive the following:

                  (a) One Hundred Five Thousand Dollars ($105,000.00) (the "Separation Payment"), less any applicable federal, state and local payroll and taxes and payable in 24 equal installments of Four Thousand Three Hundred and Seventy-Five ($4,375.00) on the same schedule as the Company's regular bi-weekly payroll payments in each month during calendar year 2001, beginning with the first payroll payment in January 2001 and ending on the last payroll payment in December 2001.


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                  (b)      A car allowance payable monthly in the amount of
         Seven Hundred Fifty Dollars ($750.00) per month less any federal, state or local applicable taxes (the "Car Allowance") for the twelve (12) month period from January 1, 2001 to December 31, 2001.

                  (c) In addition to the Separation Payment and the Car Allowance, the Company shall continue to make payments on Executive's behalf in accordance with its existing policy for medical coverage for Executive and his eligible dependents (the "Health Benefits") until the earlier of twelve months (12) months after the Separation Date, the date when Executive shall become covered by another medical plan, or the date, if ever, at which Executive shall determined to be in breach of the provisions of Section 3(a) or 4 of this Agreement.

                  (d) The Bonus provided for by Paragraph 4(b) of the Employment Agreement shall be calculated and paid, in full, as provided in the Employment Agreement.

                  (e) All stock options heretofore granted to Executive pursuant to the Company's 1997 Non-Qualified Stock Option Plan which have vested as of the date hereof or are scheduled to vest on or before March 17, 2001 (the "Options"), shall vest upon Executive's resignation and be exercisable for a period of one hundred twenty (120) days from the Separation Date (the "Exercise period"). If Executive so elects, the Options may be exercised on a cashless basis during the Exercise Period.

                  (f) Notwithstanding the foregoing, in the event that Executive shall accept full-time employment with another employer, the Separation Payment, Car Allowance and Health Benefits provided for herein shall immediately terminate and the Company will have no further obligation to Executive with respect to same. In order the permit the Company to be informed as to Executive's employment status, Executive shall immediately advise the Company when he has accepted full-time employment with another employer. Failure of Executive to promptly report the acceptance of a new position shall entitle the Company to terminate the remaining Separation Payment, Car Allowance payments and Health Benefits and to seek restitution for any payments made to Executive hereunder. For purposes of this Agreement, "full-time employment" shall mean work for more than twenty (20) hours per week, but shall not include charitable or other work for which Executive receives no compensation.

         Other than the foregoing, and reimbursement for documented business related expenses incurred prior to the date hereof, Executive shall not be entitled to any other compensation or reimbursement from the Company from and after the Separation Date and shall not be covered by or entitled to any benefits under any of the Company's benefits or programs, including, but not limited to, coverage under the Company's directors and officers insurance policy.


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         3.       Post Employment Covenants.

                  (a) Executive hereby covenants and agrees with the Company that for a period (the "Restricted Period") of twenty-four (24) months after the Separation Date, Executive shall not, without the prior written consent of the Company, which consent shall be within the sole and exclusive discretion of the Company, either directly or indirectly, on his own account or as an executive, consultant, agent, partner, joint venturer, owner, officer, director or shareholder of any other person, firm, corporation, partnership, limited liability company or other entity, or in any other capacity, in any way:

                           (i)      Carry on, be engaged in or have any
                  financial interest in any business which is in competition with the business of the Company. For purposes of this
                  Section 3, a business shall be deemed to be in competition with the Company if it involves research and development work involving any products, including, but not limited to, generic during products, which would compete with Company products which were, at the time of separation, being marketed by the Company or which at such time were under study by the Company and expected to be marketed within twelve (12) months of the date of separation. Nothing in this Section 3 shall be construed so as to preclude Executive from investing in any publicly held company (though not one controlled by any member of Executive's or Executive's spouse's family), provided Executive's beneficial ownership of any class of such company's securities does not exceed 5% of the outstanding securities of such class;

                           (ii) solicit any current supplier, customer or client of the Company or any affiliate of the company or anyone who was a supplier, customer or client at any time during the twenty-four (24) month period immediately preceding or following separation, excluding customers such as wholesalers, managed care agencies, shippers, commercial and investment banks, IR/PR agencies, scientific and computer consultants, lawyers and manufacturers; as long as manufacturers have extra capacity; provided, however, that where minimum alternative allocation sources would not be available, requests for exceptions to this restriction will be determined by the Company on a case by case basis; or

                           (iii) solicit, employ or engage any person who was an employee of the Company or any affiliate of the Company at any time during the twelve (12) month period immediately preceding or following termination.

                  (b)      Following the Separation Date Executive shall:

                           (i) For a period of twelve (12) months provide the Company with all reasonable assistance necessary to permit the Company to continue its business operations without interruption and in a manner consistent with reasonable business practices; provided, however, that such assistance shall not require more than ten (10) hours per month of assistance during the first three (3) months


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                  following the Separation Date nor more than four (4) hours per month during the next nine (9) months following the Separation Date, it being acknowledged and agreed that to the extent that the Company shall require Executive to provide more consulting time than is herein provided, then the Company shall pay Executive a reasonable consulting fee per hour as agreed to by the Company and Executive.

                           (ii) Deliver to the Company possession of any and all property owned or leased by the Company which may then be in Executive's possession or under his control, including without limitation any and all such keys, credit cards, automobiles, equipment, supplies, books, records, files, computer equipment, computer software and other such tangible and intangible property of any description whatsoever.

                           (iii)    If, following the Termination Date,
                  Executive shall receive any mail addressed to the Company, or the Company shall receive any personal mail addressed to Executive, the receiving party shall immediately deliver such mail, in its original envelope or package, to the Company or Executive, as the case may be.

         4.       Confidentiality.

                  (a) Executive agrees that "Confidential Information" (as herein defined) obtained or developed by him during the course of his employment with the Company is confidential and, accordingly, agrees that for a period of five (5) years from the date hereof, he will not disclose to any person or use for his own account, or for the account of others, directly or indirectly, any of the Confidential Information without the prior written consent of the Company, unless and then only to the extent that, such matters may be otherwise generally available for use by the public and not as a result of his acts or omissions to act. In particular, Executive shall not use or permit the use of any Confidential Information for the purpose of trading in the common stock of the Company.

                  As used herein, "Confidential Information" means any and all information in the possession of or disclosed to the Executive (i) that pertains or belongs to the Company or its customers and is not generally available to the public, including, but not limited to, personnel information, customer lists, supplier lists, product specifications and names, trade secrets, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data; or (ii) that is related to business development plans or distribution and marketing plans of the Company.

                  (b) Executive agrees to keep the terms of this Agreement confidential except that the source and amount of his income may be revealed as necessary for tax, loan purposes and the like.


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                  5.       Remedies. Executive agrees that money damages cannot
         adequately compensate the Company in case of a breach or threatened breach of the covenants contained in Sections 3(a) or 4 and that, accordingly, the Company would be entitled to injunctive relief upon such breach. Executive understands that it is the Company's intent to have the covenants contained in Section 3(a) and 4 enforced to their fullest extent. Accordingly, Executive and the Company agree that, if any portion of the restrictions contained in Sections 3(a) or 4 are deemed unenforceable, the court shall construe and enforce these covenants to the fullest extent permitted by law.

                  6. Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeal and other post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorney's fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

                  7. Notices. Any and all notices necessary or desirable to be served hereunder shall be in writing and shall be

                           (a)      personally delivered, or

                           (b) sent by certified mail, postage prepaid, return receipt requested, or guaranteed overnight delivery by a nationally recognized express delivery company, in each case addressed to the intended recipient at the address set forth below.

                           (c)      For notices sent to the Company:

                                    Horizon Pharmaceuticals, Inc.
                                    660 Hembree Parkway, Suite 106
                                    Roswell, Georgia 30076

                                    Telephone No.:  (770) 442-9707
                                    Facsimile No.:  (770) 442-9594

                           (d)      For notices sent to Executive:

                                    Gregory P. Hauck
                                    6665 Brookline Ct.
                                    Cumming, Georgia 30040


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         Either party hereto may amend the addresses for notices to such party hereunder by delivery of a written notice thereof served upon the other party hereto as provided herein. Any notice sent by certified mail as provided above shall be deemed delivered on the third (3rd) business day next following the postmark date which it bears.

         8. Non-Assignability; Assignment in the Event of Acquisition or Merger. This Agreement, and the benefits hereunder are not assignable or transferable by Executive and the rights and obligations of the Company under this Amendment will automatically be deemed to be assigned by the Company to any corporation or entity acquiring all or substantially all of the assets of the Company or to any corporation or entity with or into which the Company may be merged or consolidated; provided, however, that in the event of Executive's death, the Company shall make such payments as may then be due and owing to the Executive, if any, to the Executive's estate.

         9.       Miscellaneous.

                  (a) Entire Agreement; Amendment. This Agreement, and all documents delivered herewith, constitute the entire Agreement and understanding among the parties with respect to the matters contained herein, shall supersede all prior oral or written agreements or covenants of the parties, including, but not limited to, the Employment Agreement (it being acknowledged and agreed that in the event of any conflict between the provisions of this Agreement and the Employment Agreement, the provisions of this Agreement shall govern) and this Agreement shall be binding upon and insure to the benefit of the parties and their respective heirs, predecessors, personal representatives, successors and assigns, present or future. This Agreement shall not be modified or changed except by instrument in writing signed by or on behalf of each of the parties hereto.

                  (b) Counterparts. This Agreement and all documents delivered pursuant hereto may be executed in one or more counterparts and each of every fully executed counterpart may be deemed to be an original hereof.

                  (c) Headings. This descriptive headings in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                  (d) Waiver. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any provision, it being agreed that each provision hereof is, material, significant and essential to each of the party's agreements and undertakings hereunder. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

                  (e) Invalidity. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be construed for any reason and to any extent to be


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         invalid or unenforceable, but the extent of the invalidity or unenforceability does not destroy the basis of the bargain between the parties contained herein, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, but shall be enforced to the greatest extent permitted by law.

                  (f) Expenses. Each of the parties hereto shall pay its own expenses, including, but not limited to, the fees of its separate counsel, in connection with this Agreement.

                  (g) Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Georgia, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by the laws of the State of Georgia, without regard to principals of conflict of laws. Regardless of the residence of the parties, venue and forum shall be in the federal or state courts located in Fulton County, Georgia.

                  The Company and Executive, having read and understood this Amendment, and having consulted with advisors as appropriate, hereby each agree to be bound by its terms.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first above written.

                                  FIRST HORIZON PHARMACEUTICALS CORPORATION


                                  By: /s/ Balaji Venkataraman
                                     ---------------------------------
                                  Its:        VP/CFO
                                      --------------------------------

                                              /s/ Gregory P. Hauck
                                      --------------------------------
                                              Gregory P. Hauck


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